UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 11, 2025

Starz Entertainment Corp.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	1-14880	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
250 Howe Street, 20th Floor
Vancouver, British Columbia V6C 3R8
1647 Stewart Street
Santa Monica, California 90404
(Address of principal executive offices) (Zip Code)
(604) 648-6559
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Shares, no par value per share	STRZ	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 11, 2025, Starz Entertainment Corp., a corporation organized under the laws of the province of British Columbia, Canada (the “Company”), entered into a new employment agreement (the “Agreement”) with Jeffrey Hirsch, the Company’s President & CEO. The Agreement supersedes Mr. Hirsch’s prior employment agreement with the Company, dated as of August 1, 2019, as amended, and governs the terms of Mr. Hirsch’s employment with the Company as a standalone, publicly-traded company following the Company’s separation from Lionsgate Studios Corp.

The term of the Agreement is from May 7, 2025 (the “Effective Date”) through December 31, 2028, unless earlier terminated or extended. Pursuant to the Agreement, Mr. Hirsch continues to serve as the Company’s President & CEO. He is entitled to receive a base salary of $1,550,000 and an annual discretionary bonus with a target opportunity of 300% of base salary, subject to achievement of performance criteria and goals as determined by the Compensation & Talent Committee of the Board of Directors of the Company. For the fiscal year commencing April 1, 2025, Mr. Hirsch’s bonus opportunity is based on his prior bonus opportunity for the period from April 1, 2025, to the Effective Date and the bonus opportunity pursuant to the Agreement for the remainder of the fiscal year.

Pursuant to the Agreement, Mr. Hirsch is also entitled to annual long-term incentive opportunities for each fiscal year commencing during the term, as follows: (i) a grant of time-based restricted stock units (“RSUs”) with a grant value equal to $2,500,000, (ii) a performance-based incentive award based on the achievement of certain AOIBDA (as defined in the Agreement) targets, with a value (if earned) of $3,250,000, (iii) a performance-based incentive award based on the achievement of certain stock price targets, with a value (if earned) of $3,250,000, and (iv) an out-performance incentive award based on the achievement of certain stock price targets, with a value (if earned) of $6,000,000. The RSUs vest ratably over three years from grant, and the remaining long-term incentives, if earned, vest ratably over two years after becoming earned.

In the event Mr. Hirsch’s employment is terminated without cause or for good reason, he will be entitled to (i) cash severance equal to 0.75 times the sum of (x) base salary and (y) target bonus, (ii) a pro-rated bonus for the year in which his termination occurs (based on actual performance), (iii) accelerated vesting of (x) all outstanding RSUs and prior equity awards scheduled to vest within twelve months following his termination, (y) 50% of all RSUs and prior equity awards scheduled to vest between twelve and twenty-four months following his termination, and (z) any long-term incentives that are earned but unvested, and (iv) payment of employee premiums for eighteen months following his termination. However, if such termination occurs within twelve months following a change in control of the Company, (i) Mr. Hirsch’s cash severance will equal 1.25 times the sum of (x) base salary and (y) target bonus, and (ii) Mr. Hirsch’s accelerated vesting will consist of (x) all outstanding RSUs and prior equity awards and (y) any long-term incentives that are earned but unvested. If the Company does not offer to renew or extend the Agreement prior to December 31, 2028, and the Agreement has not otherwise been terminated, Mr. Hirsch will be entitled to (i) cash severance equal to twelve months’ base salary, (ii) a pro-rated bonus for the year in which his termination occurs (based on actual performance), and (iii) accelerated vesting of (x) all outstanding RSUs and prior equity awards scheduled to vest within twelve months following his termination, and (y) any long-term incentives that are earned but unvested and scheduled to vest within twelve months following his termination. The provision of such benefits, other than the pro-rated bonus amounts, is subject to Mr. Hirsch’s execution and non-revocation of a general release of claims.

The Agreement also includes restrictive covenants, including confidentiality and a non-solicitation of Company employees for twelve months following termination.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Exhibit Description

10.1	Employment Agreement, dated as of November 11, 2025, between Starz Entertainment Corp. and Jeffrey Hirsch

104	Cover Page Interactive Data File – the cover page from this Current Report on Form 8-K, formatted as Inline XBRL

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Starz Entertainment Corp.

Date:	November 17, 2025	By:	/s/ Audrey Lee
Audrey Lee
EVP and General Counsel